EXECUTION COPY

SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT (“Agreement”), is entered into and is effective as of November 21, 2006, by and among Motorsports & Entertainment of Tennessee, Inc., a Nevada corporation (the “Corporation”), and the individuals and entities who have signed the signature page(s) to this Agreement (referred to individually as a “Shareholder” and collectively as the “Shareholders”).

WITNESSETH:

WHEREAS, the Corporation is authorized to issue Fifty-Five Million (55,000,000) shares of Common Stock, par value $0.01 per share (collectively the “Common Stock”).

WHEREAS, the Corporation shall issue One Thousand (1,000) Shares to the Shareholders upon the execution of this Agreement, and the issued and outstanding shares of Common Stock owned by Shareholders will be owned as set forth on the stock ledger of the Company and listed on Schedule A attached herein (the “Shares”).

WHEREAS, upon execution of the Agreement, the only issued and outstanding securities of the Corporation are the shares of Common Stock owned by the Shareholders, as set forth on Schedule A.

WHEREAS, the parties desire to enter into certain agreements to set forth certain rights and obligations among themselves and with the Corporation pertaining to the management, direction and operation of the Corporation.

WHEREAS, the parties have agreed that, upon the occurrence of certain events, as specified in this Agreement, that certain Shareholders or the Corporation shall have the right or be obligated to purchase the Shares of certain other Shareholders, and in connection therewith that certain limitations and restrictions should be placed upon the sale, transfer and/or encumbrance of the Shares owned by Shareholders.

NOW THEREFORE, in consideration of the aforesaid premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby covenant and agree as follows:

1.  RESTRICTIONS ON TRANSFER OF SHARES.

1.1.  Restrictions. Except as hereinafter expressly permitted by this Agreement (in Section 2 or otherwise) and subject to the terms hereof, no Shareholder shall, without the prior written consent of the Board of Directors, directly or indirectly, exchange, sell, bequeath, pledge, mortgage, hypothecate, encumber, distribute, transfer (including any transfer pursuant to any foreclosure, assignment or default by a Shareholder under any financing agreement), give, assign or in any other manner whatsoever dispose or attempt to dispose of any Shares or any interest in Shares held by such Shareholder at any time; provided, however, that such prohibition shall be inapplicable with respect to purchases of Shares by the Corporation under the terms of any restricted stock purchase or similar agreements to which the Corporation and a Shareholder may be parties. Any transaction which violates the provisions of this Section 1 and which does not fully comply with the terms of this Agreement, shall be void and ineffective. A copy of this Agreement shall be kept at the principal place of business of the Corporation.

No Shareholder shall sell, transfer (including any transfer pursuant to any foreclosure, assignment or the default by any Shareholder under any financing agreement) or encumber any Shares, unless such Shareholder first provides notice to the Corporation of the manner and circumstances of the proposed transfer in reasonable detail, and a written opinion of counsel to the Corporation or other legal counsel who shall be reasonably satisfactory to the Corporation, addressed to the Corporation and reasonably satisfactory in form and substance to the Corporation’s counsel, to the effect that the proposed transfer of the Shares may be effected without registration under the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws, or other evidence acceptable to the Board of Directors that registration is not necessary. No Shareholder shall transfer any Shares to any person or entity of such person or entity or any of its Affiliates is reasonably believed by the Board of Directors to be a competitor of the Corporation.

1.2.  Stock Certificates. Upon the execution of this Agreement, the Corporation shall imprint upon each stock certificate representing Shares the following legend:

THIS CERTIFICATE IS SUBJECT TO THE PROVISIONS OF THE SHAREHOLDERS’ AGREEMENT, DATED NOVEMBER 21, 2006, BY AND AMONG THE CORPORATION AND ITS SHAREHOLDERS NAMED THEREIN, THE ORIGINAL OF WHICH IS ON FILE AT THE OFFICES OF THE CORPORATION.

Additionally, unless and until the Corporation has registered its stock under applicable securities law, or otherwise complied with applicable federal, state and/or local laws as to the sale or transfer of securities, each stock certificate issued or to be issued shall bear the following additional legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES FILED UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION. TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER SUCH SECURITIES LAWS.

The parties hereto agree that all Shares of the Corporation not presently owned by the Shareholders, but hereafter issued to or acquired by the Shareholders, shall be subject to this Agreement and shall have endorsed thereon the above legends.

2.  RIGHT OF FIRST REFUSAL.

A Shareholder may sell or transfer all, or any portion, of such Shareholder’s Shares to any person or entity (the “Transferee”) pursuant to a bona fide, written, all cash offer (an “Offer”) without obtaining the consents set forth in this Section 2 if such transfer complies in all respects with this Section 2 and any other transfer requirement set forth in this Agreement. Such Shareholder (the “Transferring Shareholder”) shall deliver written notice (the “Transfer Notice”) to the Corporation and the other Shareholders (the “Remaining Shareholders”). The Transfer Notice shall set forth the exact terms of the Offer and the number of Shares which the Transferring Shareholder wishes to sell pursuant to the Offer (the “Offered Shares”), together with a copy of the Offer, and a statement of the desire of the Transferring Shareholder to sell the Offered Shares pursuant to the terms and conditions of the Offer. Thereafter, the Corporation, and if the Corporation fails to act as specified in this Section 2, the Remaining Shareholders, shall have the right and option to purchase all, or any portion, of the Offered Shares on the terms specified in the Offer and at the price equal the price specified in the Offer. If the Corporation desires to exercise its option, it shall give notice (the “Counter Notice”) to that effect to the Transferring Shareholder with a copy to the Remaining Shareholders within ten (10) days after receipt of the Transfer Notice. Any Counter Notice which is delivered after the expiration of such period shall be ineffective. Such Counter Notice shall set forth a date, not later than ten (10) days from the service of the Counter Notice, on which the Closing (as hereinafter defined) shall be held. By delivering a Counter Notice, the Corporation shall be deemed to have irrevocably agreed to purchase all of the Offered Shares. The Corporation’s rights under this Section 2 shall be assignable.

If the Corporation does not deliver a Counter Notice within such twenty (20) days, it shall give rise to an identical option in favor of the Remaining Shareholders to purchase, on the terms and at the price previously available to the Corporation, all, or any portion, of the Offered Shares. If a Remaining Shareholder desires to exercise such Remaining Shareholder’s option, such Remaining Shareholder shall have a period of twenty (20) days from the expiration of the time in which the Shareholders’ Counter Notice could have been served, to give such Remaining Shareholder’s Counter Notice (the “Shareholder Counter Notice”) to the Shareholders and the Corporation. Any Shareholder Counter Notice which is delivered after the expiration of such period shall be ineffective. The Shareholder Counter Notice shall set forth a date, not later than thirty (30) days from the service of such Shareholder Counter Notice, on which the Closing shall be held. By delivering a Shareholder Counter Notice, a Remaining Shareholder shall be deemed to have irrevocably agreed to purchase a pro rata number of Offered Shares so that all Remaining Shareholders delivering a Shareholder Counter Notice shall maintain their relative proportion of Share ownership as among themselves. If more than one Remaining Shareholder delivers a timely Shareholder Counter Notice, then such Remaining Shareholders shall purchase the Offered Shares at a Closing on the latest date specified in any such Shareholder Counter Notice. The Remaining Shareholders may purchase all of the Offered Shares but may not individually or together purchase less than all of the Offered Shares.

In the event that none of the Remaining Shareholders or the Corporation exercises his, her or its respective option to purchase all of the Offered Shares as set forth above or timely deliver notice of their intention to do so, then, within sixty (60) days from the expiration of the Shareholder Counter Notice option period, the Offered Shares may be sold, assigned or transferred by the Transferring Shareholder in accordance with the terms of the Offer; provided that (i) the Shares of the Transferring Shareholder shall in the hands of the Transferee remain subject to the terms and conditions of this Agreement and (ii) the Offered Shares may not be transferred to any person or entity that the Board of Directors in good faith deems to be a competitor of the Corporation. If for any reason no such transfer shall take place within such sixty (60) day period, the Offered Shares shall remain subject to this Agreement and any further offer or sale must be made in accordance with the provisions of this Agreement.

Notwithstanding the terms of this Section 2, except with the consent of the Board of Directors, no Shareholder shall be permitted to be a Transferring Shareholder if any Common Stock held by him, her of it is subject to a right of repurchase under a restricted stock purchase or similar agreement between such Shareholder and the Corporation. Notwithstanding the terms of this Section 2, the provisions of this Section 2 shall be inapplicable with respect to any sale or transfer by any Shareholder under Section 3 who is “tagging along” or being “dragged along.”

3.  TAG ALONG; DRAG ALONG.

3.1.  Tag Along. If any Transferring Shareholder elects to sell such Shareholder’s Shares under Section 3 to an unaffiliated third party and neither the Corporation nor any Remaining Shareholder is the purchaser and such shares represent more than fifty percent (50%) of the Corporation’s outstanding shares, then all of the Shareholders shall have the right and option to sell all of their Shares which are not then subject to a right of repurchase under a restricted stock purchase or similar agreement at the same price per share and on the same terms on which the Transferring Shareholder sells such Transferring Shareholder’s Shares under this Section 3; and in such case, no Transferring Shareholder may sell any of such Transferring Shareholder’s Shares under this Section 3, unless all Shareholders have the right and option to sell all of their Shares which are not then subject to a right of repurchase under a restricted stock purchase or similar agreement at the same price per Share and on the same terms and conditions. Notwithstanding the foregoing, the terms of this Section 3.1 shall be inapplicable to any transfer under Section 2 to a Shareholder or the Corporation. The Transferring Shareholder shall provide to the other Shareholders complete definitive documentation of such a proposed sale at least twenty (20) business days prior to any such sale; and the other Shareholders may only exercise such right and option by delivering irrevocable and unconditional notice of their intent to do so within ten (10) business days prior to such sale. In any such event, all Shareholders shall vote in favor of such transaction and enter into all agreements necessary to effectuate the same and act in all other respects in order to effectuate the same, and not assert any dissenters’ or similar rights. Notwithstanding anything herein to the contrary, in the event of a sale under this Section, no Shareholder shall be required to provide indemnification which (i) is not several in nature, or (ii) allows liability in excess of the amount of net proceeds actually received by such Shareholder.

4.  INVOLUNTARY TRANSFERS.

Upon any Involuntary Transfer (as hereinafter defined) of any Shares by any Shareholder, (i) such Shareholder shall be deemed to have assigned such Shareholder’s Shares to a voting trust (in form and substance reasonably acceptable to such Shareholder to the other Shareholder and the Corporation); and (ii) the other Shareholder first and the Corporation only if the other Shareholder does not exercise its right, shall have an irrevocable right (which shall be assignable) to acquire the legal and beneficial interest in such Shareholder’s Shares (and all other rights of such Shareholder with respect to such Shares) for an amount equal to the fair market value of those Shares as reasonably determined by the Board of Directors. Such voting trust shall have a perpetual term and the trustee shall be a designee of the other Shareholder or the Corporation as the case may be. For the purposes of this Agreement, “Involuntary Transfer” means any involuntary transfer of any interest in any Shares (other than a merger), whether by operation of law foreclosure, assignment or the default by any Shareholder under any financing agreement, or otherwise, including, but not limited to, any transfer incident to any bankruptcy or insolvency proceeding, divorce proceeding or escheat proceeding or any levy of attachment or execution.

5.  MANAGEMENT OF THE CORPORATION

The management, control and operation of the Corporation shall be governed by the Bylaws and Articles of Incorporation of the Corporation as presently in effect and as amended from time to time, subject to and except as otherwise modified by the following provisions (with respect to the Shareholders):

5.1.  Board of Directors.

(A)  The Board of Directors (the “Board”) of the Corporation shall consist of three (3) members, of which one member shall be A. Robert Koveleski and the second member shall be Joseph R. Mattioli. The remaining member of the Board shall be nominated and approved by the current members of the Board (currently, A. Robert Koveleski and Joseph R. Mattiolli, III).

(B)  A Director may at any time summon a meeting of the Board. If a Director shall be absent, such Director shall have the power to appoint any person (including any other Director) to act as his alternate Director during his absence and at his discretion to remove such alternate Director. Every such appointment and removal shall be effected only by an instrument in writing signed by the appointor and presented to the Board prior to the Director’s absence.

5.2.  Meetings of the Board. Unless the Directors shall otherwise resolve, at least two (2) Board Meetings shall be held, either in person or via telephone, in each period of twelve (12) months from the date hereof. Meetings of the Board shall be properly constituted (and where not properly constituted shall be void) on not less than three (3) Business Days’ notice (i.e. disregarding the date on which the notice is served and the date on which the meeting is to be held) given to each Director. The period of notice for Board Meetings shall be waived if all of the Directors (or where relevant their alternates) so agree in writing. All meetings of the Board of Directors may be conducted at any location either in person or via telephone.

5.3.  Quorum. The quorum necessary for meetings of the Board shall be three (3) Directors, consisting of at least two (2) directors nominated by American Racing Capital, Inc. If a quorum is not present within sixty (60) minutes of the time fixed for the relevant meeting, the meeting shall stand adjourned for five (5) Business Days at the same time and place, and if a quorum is not present within sixty (60) minutes of the time fixed for that meeting, the meeting shall be dissolved.

5.4.  Voting. Each Director shall be entitled to one vote. All questions arising at any meeting of the Board shall be determined by a majority of votes of the Directors present in person or by alternate and entitled to vote.

5.5.  Authority. A resolution in writing signed by all Directors (or in lieu of any Director, by his/her duly appointed alternate Director) shall be as valid and effective as if it had been passed at a meeting of the Board duly convened and held. Any such resolution may consist of several documents communicated to each Director (or alternate Director) by courier in like form, each subsequently signed by and correctly bearing the name of each and every Director (including any alternate Director where appropriate). The Board shall ensure that full and proper minutes of their meetings in a legible format are kept at the head office of the Corporation.

5.6.  Vacancies. The position of a Director shall be automatically vacated if any of the following shall take place: (i) if such Director is insolvent or bankrupt; (ii) if such Director does not attend personally or through an alternate, for three consecutive Board Meetings in any twelve (12) months’ period; (iii) if such Director is found guilty of a criminal offence (but not a misdemeanour); (iv) if such Director resigns from the Board in writing; or (v) if such Director is removed by the Shareholder appointing him/her. Nothing shall prevent a Shareholder from holding the office of a Director and/or the Chairman of the Board.

5.7.  Officers. The Corporation shall have a Chief Executive Officer/President (the “CEO”), which shall be nominated by LJ&J. The Corporation’s CEO shall be Joseph R. Mattiolli, III. Mr. Mattiolli shall also be Senior Managing Partner. The CEO shall be responsible for all tasks necessary and related to the management of the Corporation in his capacity as CEO, except for such matters as are specifically reserved by law for the Board of Directors. The Corporation shall have a Secretary (the “Secretary”), which shall be nominated by American Racing Capital, Inc., a Nevada corporation. The Corporation’s Secretary shall be A. Robert Koveleski.

5.8.  Access to Information; Financial Information. The Corporation shall comply with the applicable provisions of Nevada law with respect to the Shareholders’ access to information of the Corporation.

6.  SHAREHOLDER CONSENT REQUIRED.

The Corporation shall not, without the prior written consent of 100% percent of the Shareholders, undertake any of the following:

(a)  modify, amend, or in any way alter the Articles of Incorporation and the By-laws of the Corporation;

(b)  effect a liquidation, dissolution or winding up of the Corporation;

(c)  contemplate or enter into any plans of merger or winding up of the Corporation; and

(d)  institute any litigation, arbitration or other similar proceedings (other than proceedings against a Shareholder, which do not require the consent of that Shareholder).

7.  TERMINATION.

This Agreement and the rights and obligations of, and restrictions placed on, and the undertakings agreed to by the Shareholders hereunder shall terminate and become null and void immediately upon the occurrence of any of the following: (i) a dissolution or liquidation of the Corporation; (ii) a Shareholder becoming the owner of all of the issued and outstanding Shares; (iii) the execution of an instrument by parties to this Agreement holding 75% of the Common Stock pursuant to which such parties agree to terminate this Agreement; or (iv) the Corporation’s Common Stock are issued in an initial public offering or otherwise become publicly traded. This Agreement and the rights and obligations of, and restrictions placed on, and the undertakings agreed to by a Shareholder hereunder shall terminate and become null and void with respect to such Shareholder (but not the party acquiring such Shareholder’s Shares) immediately upon such Shareholder’s disposition of all shares owned by him, her or it.

8.  CONFIDENTIALITY.

Each Shareholder agrees that he, she or it will utilize Confidential Information (as defined below) solely for the purpose of the business of the Corporation and will make no other use of any Confidential Information. For the purposes of this Agreement, “Confidential Information” means that information which is confidential and proprietary to Corporation and which derives (or may derive) economic value to Corporation by not being generally known to others, or which Corporation is otherwise under an agreement of confidentiality with an unaffiliated third party. Confidential Information shall not include any information which was: (i) in the public domain prior to disclosure, or thereafter comes into the public domain without breach by such Shareholder of any confidentiality obligation hereunder; (ii) known by such Shareholder prior to disclosure to such Shareholder, provided that such information is not known by such Shareholder to be subject to another confidentiality agreement or other obligation of secrecy to another party; (iii) disclosed to such Shareholder by a third party not known to such Shareholder to be in violation of any confidentiality obligation owed to Corporation; or (iv) information required to be disclosed by law. Each Shareholder agrees that he, she or it will maintain and preserve the confidentiality and secrecy of such Confidential Information, including, without limitation, taking such steps to preserve the confidentiality of the Confidential Information as such Shareholder takes to preserve the confidentiality of his own confidential information. In the event that any Shareholder becomes legally compelled to disclose any of the Confidential Information, he shall provide Corporation with prompt written notice of such requirement so that Corporation may seek a protective order or other appropriate remedy. Each Shareholder acknowledges and agrees that the Confidential Information is and shall remain the property of Corporation and that upon the request of Corporation, such Shareholder shall promptly redeliver to Corporation all tangible expressions of the Confidential Information and will not retain any copies, extracts, compilations, work product or other reproductions in whole or in part of such Confidential Information.

9.  NOTICES.

All approvals, consents, notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given upon delivery, if delivered in person, or on the third business day after mailing, if mailed, by registered or certified mail, postage prepaid, return receipt requested:

If to the Corporation:          Motorsports & Entertainment of Tennessee, Inc.
Route 940
Pocono Lake Office Complex
Pocono Lake, PA 18347
Attn: A. Robert Koveleski at (858) 558-0568
Joseph R. Mattiolli at (570) 646-0898

If to the Corporation’s        Kirkpatrick & Lockhart Nicholson Graham, LLP
Counsel:       201 South Biscayne Boulevard, Suite 2000
Miami, Florida 33131
Attention:  Clayton E. Parker, Esq.
Telephone: (305) 539-3306
Facsimile:    (305) 328-7095

If to the Shareholders to the addresses set forth opposite their names on the signature pages hereto; or to such other address or to such other person as such parties shall have last designated by notice to the other parties.

10.  MISCELLANEOUS.

10.1.  Competition. The Corporation, its officers, directors and shareholders understand that Joseph R. Mattioli, III, is currently involved in other motor racing /NASCAR projects and venues which may be deemed to be in competition with the Corporation in the motor racing business and in the participation of current and future businesses, projects or venues and it is hereby agreed that Mr. Mattioli shall be free to continue to operate, own, participate in the management of and consult with any and all motor racing and other projects that Mr. Mattioli wishes to participate in now and in the future

10.2.  Corporate Acts. The Shareholders hereby agree that, in any case in which the Corporation is obligated or has an option to purchase the Shares of a Shareholder pursuant to the terms of this Agreement, the Shareholder selling Shares shall take such action as is necessary and lawful to authorize such purchase.

10.3.  Entire Agreement; Modification. This Agreement constitutes the entire final agreement among the parties with respect to the subject matter hereof and supersedes any and all prior agreements among the parties both oral and written concerning the subject matter of this Agreement. Each Shareholder and the Corporation ratify and approve all transfers and issuance of Shares through the date hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated, except by written instrument signed by the Corporation, and holders of 100% of the Shares. Notwithstanding the foregoing, the execution of a joinder or similar agreement by which a transferee of a Shareholder or a new Shareholder agrees to be bound by and become a party to this Agreement in the manner contemplated by this Agreement shall not be deemed an amendment, and shall be effective upon execution by such Shareholder and approval by the Board of Directors.

10.4.  Binding Effect; Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties to this Agreement and their respective administrators, legal representatives, nominees, heirs, successors and permitted assigns and transferees. If any person or entity shall acquire any Shares in any manner, whether by operation of law or otherwise, such Shares shall be held subject to all of the terms of this Agreement and, by taking and holding such Shares, such person or entity shall be deemed conclusively to have agreed to be bound by and to perform all of the terms of this Agreement. No such acquiring person shall sell, transfer, assign or encumber such Shares, except in accordance with the terms of this Agreement.

10.5.  Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained in this Agreement.

10.6.  Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

10.7.  Waivers and Remedies. The waiver by any of the parties of any other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any prior or subsequent breach or violation, and the waiver by any of the parties to exercise any right or remedy which he or it may possess under this Agreement shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

10.8.  Attorneys’ Fees. In the event that any of the parties to this Agreement institutes suit against any other party to this Agreement to enforce any of their rights under this Agreement, the prevailing party in such action shall be entitled to recover from the other party all reasonable costs thereof, including reasonable attorneys’ fees.

10.9.  Additional Assurances. Each party to this Agreement covenants and agrees with the others that each of them shall, upon the reasonable request of any other of them, do, execute or cause to be made, done or executed, all such further lawful acts, deeds, things, devices, agreements, instruments and assurances whatsoever for the better or more perfect and absolute performance of the terms, conditions and provisions of this Agreement.

10.10.  Specific Performance. Each of the parties acknowledges and agrees that the Shares are unique and are not freely transferable or marketable and for those reasons, among others, the parties would be irreparably damaged in the event that the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that in addition to any other remedy to which the parties may be entitled at law or in equity, each of the parties shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and, specifically, to enforce the terms and provisions of this Agreement in any action instituted in any court of competent jurisdiction thereof.

10.11.  No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon any person or entity other than the parties hereto and their respective legal representatives, heirs, successors and permitted assigns and transferees, any rights or remedies under or by reason of this Agreement.

10.12.  Governing Law; Jury Trial Waiver. The parties acknowledge that this Agreement shall be governed by and construed and enforced in accordance with the laws of the state in which the Corporation is then incorporated. THE PARTIES EXPRESSLY WAIVE ANY RIGHTS WHICH THEY MAY HAVE TO A TRIAL BY JURY.

10.13.  Construction. This Agreement shall be interpreted and construed without regard to any rule or presumption requiring that this Agreement be interpreted or construed against the party causing this Agreement to be drafted.

10.14.  Indemnification. The Corporation shall indemnify and hold harmless any director, officer, Shareholder or employee who is a party to this Agreement against any actual losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and the costs, fees and expenses of legal counsel) incurred by such person in connection with the defense of any action, suit or proceeding to which such person is made a party by reason of being or having been such director, officer, Shareholder or employee, except for gross negligence or intentional wrongdoing on the part of such person; provided, however, that in all events such person shall indemnify and hold harmless the Corporation against any actual losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and the costs, fees and expenses of legal counsel) in respect of any action, suit, cause, claim, demand, payment or liability arising by reason of any and all gross negligence and/or intentional wrongdoing on the part of such person.

10.15.  Independent Legal Representation. Each of the Shareholders acknowledges and represents that he or it has been advised by the Corporation, the Corporation’s counsel and the other Shareholders to seek independent legal counsel with respect to the negotiation, preparation and execution of this Agreement. None of the Shareholders has been represented by counsel to the Corporation or by the Corporation’s business of tax advisors.

[Signatures begin on the following pages]

IN WITNESS WHEREOF, the parties to this Agreement have set their hands and seals as of the day and year first above written.

MOTORSPORTS & ENTERTAINMENT OF TENNESSEE, INC., a Nevada corporation

By:	/s/ Joseph R. Mattiolli, III
Name: Joseph R. Mattiolli, III
Title: President

THE SHAREHOLDERS: AMERICAN RACING CAPITAL, INC., a Nevada corporation

By:	/s/ A. Robert Koveleski
Name: A. Robert Koveleski
Title: President and CEO

LJ & J ENTERPRISES, INC., a Pennsylvania corporation

By:	/s/ Joseph R. Mattiolli, III
Name: Joseph R. Mattiolli, III
Title: President

Schedule A

SHAREHOLDERS OF
MOTORSPORTS & ENTERTAINMENT OF TENNESSEE, INC.

Name	Address	Total Number of Company Common Shares Owned	Ownership Percentage

American Racing Capital, Inc.	6860 Robbins Court San Diego, CA 92122	510	51%

LJ&J Enterprises, Inc.	P.O. Box 378 Long Pond, PA 18334	490	49%